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                                                                    EXHIBIT 23.2

[LOGO]

                                          March 8, 1994

The Board of Directors
Southeastern Public Service Company
777 S. Flagler Drive
West Palm Beach, FL 33401

Attention: David E. Schwab II, Esq.
         Sir Ian MacGregor
         The Special Committee of
         The Board of Directors

The Board of Directors
Triarc Companies Inc.
777 S. Flagler Drive
West Palm Beach, FL 33401
Attention: Curtis S. Gimson, Esq.

     Re: Proxy Statement of Southeastern Public Service
        Company and Registration Statement of Triarc
        Companies, Inc. to be filed with the Securities and Exchange Commission on March 10, 1994
        (the 'Proxy Statement-Prospectus')

     Gentlemen:

     We hereby consent to the references to Smith Barney Shearson Inc. and the description of our opinion, valuation analyses of SEPSCO and Triarc and analysis of certain claims alleged in the Complaint in the Ehrman Litigation contained in the Proxy Statement-Prospectus under 'SUMMARY-The Merger-Recommendation of the SEPSCO Board' and '-Opinion of Financial Advisor,' and 'SPECIAL FACTORS - Recommendation of the SEPSCO Special Committee and the SEPSCO Board' and '- Opinion of Financial Advisor,' the inclusion of our opinion dated November 22, 1993 as Annex II to the Proxy Statement-Prospectus, and the reference to Smith Barney Shearson Inc. and our opinion in the copy of the letter to SEPSCO stockholders proposed to be mailed with the Proxy Statement-Prospectus. Undefined terms used herein have the meaning set forth in the Proxy Statement-Prospectus .

Very truly yours,

Smith Barney Shearson Inc.

Smith Barney Shearson Inc.